Exhibit 99.1

Gemphire Therapeutics Announces Departure of Its Chief Executive Officer Mina Sooch

Livonia, Michigan, May 30, 2017 (NEWSWIRE) — Gemphire Therapeutics Inc. (Nasdaq:GEMP) announced today that Mina Sooch, President, CEO, and Director of the Company has resigned for personal reasons effective May 23, 2017. Dr. Steven Gullans, a member of the Gemphire Therapeutics Board of Directors, has been named Interim President and Chief Executive Officer until a search for his replacement is completed.

“On behalf of the Board of Directors of Gemphire Therapeutics, we thank Mina for her outstanding leadership and tireless efforts in helping to bring Gemphire to where we are today,” said Dr. Gullans.  “Mina is an extraordinarily talented individual who was responsible for building out the management team, securing several rounds of financing since 2014, taking the company public, and successfully advancing its clinical stage pipeline. We wish her much success in her future endeavors.  Moving forward, this transition is expected to build on the positive momentum of our late stage dyslipidemia clinical trials, for which we expect important data read outs starting in late June of 2017.”

Ms. Sooch said, “I am extremely proud of the milestones we have accomplished towards our vision of becoming a leading cardiometabolic biopharmaceutical company.  I am very grateful to my Gemphire colleagues who assisted in building this success, as well as our advisors, partners, and investors.  This is an exciting time for the Company and I am a true believer in gemcabene’s unique drug profile to address the large unmet need in cardiovascular disease. I have great confidence in the Gemphire team and look forward to the upcoming readouts of the Phase 2b trials. I anticipate taking some time off to spend with my family and then pursuing new entrepreneurial opportunities.”

Steven Gullans, Ph.D. has served as a member of the Gemphire Board since April 2016. He is a Managing Director at Excel Venture Management, LLC, which owns more than 5% of Gemphire’s outstanding common stock.

Excel is a Boston-based venture capital firm which he co-founded and where he has been employed since February 2008. At Excel, he focuses on investing in life science technology companies with a particular interest in disruptive platforms that can impact multiple industries. Prior to Excel, Dr. Gullans co-founded RxGen, Inc., a pharmaceutical services company where he served as chief executive officer from January 2004 to February 2008. Dr. Gullans is currently a director at Molecular Templates, Inc., a clinical stage biotechnology company; Cleveland HeartLab, Inc., a cardiovascular diagnostics company that spun out of the Cleveland Clinic; N-of-One, Inc., an oncology diagnostics company; and Orionis Biosciences LLC, a drug development company. He was previously a board member of Activate Networks, Inc. (acquired by Decision Resource Group), BioTrove, Inc. (acquired by Life Technologies Corporation), Biocius

Life Sciences, Inc. (acquired by Agilent Technologies Inc.), nanoMR Inc. (acquired by DNA Electronics Ltd) and Tetraphase Pharmaceuticals, Inc., which went public in 2013. Previously Dr. Gullans was a faculty member at Harvard Medical School and Brigham and Women’s Hospital for almost 20 years where he co-authored more than 100 scientific publications. He is a Fellow of the American Heart Association (FAHA) and a Fellow of the American Association for the Advancement of Science (FAAAS).

About Gemcabene

Gemphire’s product candidate, gemcabene (CI-1027), is a first-in-class, once-daily, oral therapy that may be suitable for patients who are unable to achieve normal levels of LDL-C or triglycerides with currently approved therapies, primarily statins.  Gemcabene’s mechanism of action enhances the clearance of very low-density lipoproteins (VLDLs) in the plasma and inhibition of the production of cholesterol and triglycerides in the liver.  The combined effect for these mechanisms has been clinically observed to result in a reduction of plasma VLDL-C, LDL-C, and triglycerides.  In addition, gemcabene has been shown to markedly lower C-reactive protein and improve insulin sensitization.  Gemcabene is liver-directed and reduces apoC-III mRNA and plasma levels.  Gemcabene also reduces acetyl-CoA carboxylase (ACC1) and CCR2/CCR5 receptor mRNA levels, which may have applications in non-alcoholic steatohepatitis (NASH)/non-alcoholic fatty liver disease (NAFLD).  Gemcabene has demonstrated proof of concept efficacy in the STAM™ model for NASH developed at SMC Laboratories in Tokyo, Japan.  Gemcabene has been tested as monotherapy and in combination with statins and other drugs in 895 subjects across 18 Phase 1 and Phase 2 clinical trials and has demonstrated promising evidence of efficacy, safety and tolerability.

About Gemphire

Gemphire is a clinical-stage biopharmaceutical company that is committed to helping patients with cardiometabolic disorders, including dyslipidemia and NASH.  The Company is focused on providing new treatment options for cardiometabolic diseases through its complementary, convenient, cost-effective product candidate gemcabene as add-on to the standard of care especially statins that will benefit patients, physicians, and payors.  Gemphire has initiated 3 clinical trials for homozygous familial hypercholesterolemia (HoFH), heterozygous familial hypercholesterolemia (HeFH)/atherosclerotic cardiovascular disease (ASCVD), and severe hypertriglyceridemia (SHTG) under NCT02722408, NCT02634151, and NCT02944383, respectively with a fourth planned trial in NASH to initiate in second half of 2017.  Please visit www.gemphire.com for more information.

Forward Looking Statements

Any statements in this press release about Gemphire’s future expectations, plans and prospects, including statements about Gemphire’s financial prospects, future operations and sufficiency of funds for future operations, clinical development of Gemphire’s product candidate, expectations regarding future clinical trials and future expectations and plans and prospects for Gemphire, expectations regarding operating expenses and cash used in operations, and other statements containing the words “believes,” “anticipates,” “estimates,”

“expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the success and timing of Gemphire’s regulatory submissions and pre-clinical and clinical trials; regulatory requirements or developments; changes to Gemphire’s clinical trial designs and regulatory pathways; changes in Gemphire’s capital resource requirements; Gemphire’s ability to obtain additional financing; Gemphire’s ability to successfully market and distribute its product candidate, if approved; Gemphire’s ability to obtain and maintain its intellectual property protection; and other factors discussed in the “Risk Factors” section of Gemphire’s Annual Report on Form 10-K for the year ended December 31, 2016, Gemphire’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and in other filings Gemphire makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Gemphire’s views as of the date hereof.  Gemphire anticipates that subsequent events and developments will cause Gemphire’s views to change.  However, while Gemphire may elect to update these forward-looking statements at some point in the future, Gemphire specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Gemphire’s views as of any date subsequent to the date hereof.

Contact:
Andrew McDonald, Ph.D.
LifeSci Advisors, LLC
(646) 597-6987

Jeff Mathiesen, CFO
Gemphire Therapeutics Inc.
(734)-245-1700